EXHIBIT 10.5
RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made as of June 5, 2006 by and between Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Efficacy Capital Biotech Master Fund Ltd, a company formed under the laws of Bermuda (“Efficacy”).

RECITALS

A. Efficacy and the Company are parties to that certain Subscription Agreement dated as of the date hereof (the “Subscription Agreement”) relating to the issue and sale of shares of Common Stock of the Company (“Common Stock”) and warrants to acquire shares of Common Stock of the Company (the “Warrants”). Terms used herein and not otherwise defined herein shall have the meanings given such terms in the Subscription Agreement.

B. The obligations of Efficacy under the Subscription Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:

1. Right of First Offer in favor of Efficacy.

(a) Subject to the terms and conditions specified in this Section 1, the Company hereby grants to Efficacy a right of first offer with respect to any future sales by the Company of its Securities (as hereinafter defined) made at any time from the date hereof through December 1, 2007 (the “First Offer Period”). Efficacy may transfer the rights granted hereunder to any affiliate of Efficacy that is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act (as defined below), and may apportion such right of first offer among itself and such affiliates in such proportions as it deems appropriate, so long as such apportionment does not cause the loss of the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), or any similar exemption under applicable state securities laws in connection with such sale of Securities by the Company.

(b) Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock or any debt securities (whether or not convertible into or exchangeable for capital stock) (the “Securities”) during the First Offer Period, the Company shall first make an offering of such Securities to Efficacy in accordance with the following provisions:

(i) The Company shall deliver a notice (the “Notice”) to Efficacy stating:

(1) its bona fide intention to offer such Securities,

(2) the number and/or principal amount of such Securities to be offered, and

(3) the price and other terms upon which it proposes to offer such Securities.

(ii) By written notification received by the Company, within seven (7) calendar days after Efficacy’s receipt of the Notice (the Notice Period”), Efficacy may elect to purchase or obtain, at the price and on the terms specified in the Notice, all or any portion of such Securities. Any such purchase or acquisition shall be consummated within ten (10) days of Efficacy’s notice to the Company that it has elected to purchase or obtain such Securities.

(iii) If all Securities that Efficacy is entitled to purchase or obtain pursuant to this Section are not elected to be purchased or obtained or if all such Securities are not fully paid for by Efficacy (or its affiliates) within the ten (10) days following such election, all as provided in Section 1(b)(ii), the Company may, during the one hundred eighty (180) day period following the expiration of the Notice Period, offer the remaining unsubscribed portion of such Securities to any person or persons at a price not substantially less than, and upon substantially the same terms and conditions as those specified in the Notice. If the Company does not enter into an agreement for the sale of the Securities within such 180 day period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Securities shall not be offered unless first reoffered to Efficacy in accordance herewith.

(c) The right of first offer in this Section1 shall not be applicable to:

(i) the issuance of securities pursuant to a split or subdivision of the outstanding shares of the Company’s capital stock or pursuant to a dividend or other distribution entitling any holder of capital stock of the Company to receive directly or indirectly, additional securities without payment of any consideration by such holder;

(ii) the issuance of shares of Common Stock or options therefor to employees, consultants, officers, or directors of the Company directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors of the Company;

(iii) the issuance of Securities (A) in a bona fide, firmly underwritten public offering under the Act, or (B) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(iv) the issuance of shares of capital stock of the Company pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued after compliance with this Section 1;

(v) the issuance of Securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of the Company; or

(vi) the issuance of Securities issued, for primarily other than fundraising purposes, in connection with strategic transactions approved by the Board of Directors of the Company and other entities, including joint ventures, collaborations, manufacturing, marketing or distribution arrangements or technology license, transfer or development arrangements.

2. Miscellaneous.

2.1 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.2 Governing Law; Venue.

This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in San Diego County in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

2.3 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.4 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.5 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. All communications shall be sent to the address or facsimile of a party appearing in its signature block hereto or at such address or facsimile as such party may designate by 10 days advance written notice to the other parties hereto.

2.6 Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

2.7 Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Efficacy.

2.8 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

2.9 Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

AEOLUS PHARMACUETICALS, INC.

By:	/s/ Richard P. Burgoon
Richard P. Burgoon
Chief Executive Officer

Address:	23811 Inverness Place
Laguna Niguel, California 92677

Telephone:	(949) 481-9825

Facsimile:	(949) 481-9829

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EFFICACY BIOTECH MASTER FUND LTD.

By:	Efficacy Capital Ltd.
Its:	Investment Manager

By:	/s/ Mark P. Lappe
Mark P. Lappe
Managing Partner

Address:	P.O. Box 2393
Rancho Santa Fe, CA 92067

Telephone:	(858) 847-3311

Facsimile:	(858) 847-3330

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